Exhibit 10.6

September 24, 2019
Mr. Sam Ataya
Western Magnesium	#301 - 7&8 West 14th Avenue
Corporation Suite 900-	Vancouver BC V5Z1P9
580 Hornby Street
Vancouver. BC V6C 3B6

Dear Sirs:

Re: Western Magnesium Corporation (the “Company”) and Sam Ataya

Short Term Promissory Note to be Advanced on September 24th 2019

In connection with the above noted matter, Sam Ataya (the “Lender”), hereby agrees to loan to the Company a cash amount equal to One Hundred & Fifty Thousand (CDN$150,000) on or before September2 4, 2019 (the “loan”).

The Company agrees and promises to rep. ay the Loan on or before. the date which is One (1) Year from the date hereof or such other date, as is mutually agreed to by both parties (the “Payment Date.”) by delivering cash payment of the Loan to the Lender.

The Loan shall bear interest equal to eighteen percent (18%) per month (“Interest’’), and the principal amount of the Loan, along with any outstanding Interest accrued, shall be. Due and payable or before the Payment Date.

Repayment of the Loan, and the Interest, shall be guaranteed and secured by:

1. a Promissory Note from the Company (attached hereto as Schedule “A”) and the corresponding guarantee by Ed Lee, Executive Chairman, and a Director of the Company (attached hereto as Schedule “B”);

The Company shall bear all legal costs and expenses relating to the transaction contemplated herein.

Kindly acknowledge receipt of the enclosed cheque payable to the Company in the amount of CDN$150,000, representing the Loan, by signing and returning this letter to me at your earliest convenience.

Sincerely,

Western Magnesium Corporation

/s/ Ed Lee
Authorized Signatory

Acknowledged and agreed this 24th day of September, 2019.
Sam Ataya

/s/ Sam Ataya
Authorized Signatory